Exhibit 99.1

GENESCO INC. REPORTS FISCAL 2024 THIRD QUARTER RESULTS

NASHVILLE, Tenn., Dec. 1, 2023 --- Genesco Inc. (NYSE: GCO) today reported third quarter results for the three months ended October 28, 2023.

Third Quarter Fiscal 2024 Financial Summary

•
Net sales of $579 million decreased 4% compared to Q3FY23
•
Comps down 4%, with stores down 7% and direct up 8%
•
E-commerce sales represented 21% of retail sales compared to 18% last year
•
GAAP EPS from continuing operations was $0.60 vs. $1.66 last year
•
Non-GAAP EPS from continuing operations was $0.571 vs. $1.65 last year

Mimi E. Vaughn, Genesco’s Board Chair, President and Chief Executive Officer, said, “Following a good Back-to-School season, demand in October softened in an ongoing challenging operating environment, along with a delayed start to the fall selling season. Disruptions related to implementation of a new ERP system for our branded businesses added to the pressure, all leading to results that were below our expectations. Despite these headwinds, we were pleased to see sales trends within our Journeys business continue to sequentially improve, and Schuh and Johnston & Murphy deliver record third-quarter sales. In the meantime, we continued to inject Journeys’ product assortment with more of the newness and must-have items our customer desires, while also executing on our cost reduction and store closure plans.”

Vaughn continued, “Fourth quarter-to-date, I’m pleased to say our total comps are currently running positive and we experienced a strong start to the holiday season. However, as consumer shopping behavior remains choppy, we plan to increase our promotional activity, especially at Journeys, for the remainder of the holiday season to be more competitive and drive sales in this environment. Our revised Fiscal 2024 outlook reflects this, partially offset by a somewhat more conservative view for our other businesses. Looking ahead, I have confidence that our strategic initiatives and specific efforts to elevate Journeys in the marketplace will help us continue to drive progress in the near term while positioning us even more strongly to create value for the longer term.”

__________________________

1Excludes a charge for asset impairments, net of tax effect in the third quarter of Fiscal 2024 (“Excluded Items”). A reconciliation of earnings (loss) and earnings (loss) per share from continuing operations in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) with the adjusted earnings (loss) and earnings (loss) per share numbers is set forth on Schedule B to this press release. The Company believes that disclosure of earnings (loss) and earnings (loss) per share from continuing operations adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

Third Quarter Review

Net sales for the third quarter of Fiscal 2024 of $579 million decreased 4% compared to $604 million in the third quarter of Fiscal 2023. The sales decrease compared to last year was driven by decreased store sales in Journeys Group and decreased wholesale sales in Genesco Brands Group, partially offset by an 8% increase in e-commerce comparable sales and a favorable foreign exchange impact.

Comparable Sales

Comparable Same Store and Direct Sales:	3QFY24	3QFY23
Journeys Group	(8)%	1%
Schuh Group	5%	3%
Johnston & Murphy Group	1%	20%
Total Genesco Comparable Sales	(4)%	3%
Same Store Sales	(7)%	2%
Comparable Direct Sales	8%	6%

The overall sales decrease of 4% for the third quarter of Fiscal 2024 compared to the third quarter of Fiscal 2023 was driven by a decrease of 8% at Journeys and a 22% or $8 million decrease at Genesco Brands, partially offset by an increase of 13% at Schuh and an increase of 2% at Johnston & Murphy. On a constant currency basis, Schuh had record third quarter sales, which were up 5%.

Third quarter gross margin this year was 48.1%, down 60 basis points compared with 48.7% last year. The decrease as a percentage of sales compared to Fiscal 2023 is due primarily to increased promotional activity at Journeys, including introductory coupons for their new loyalty program, more normalized markdowns and closeouts at Johnston & Murphy and increased shipping and warehouse expense in all retail businesses, reflecting increased warehouse costs and higher e-commerce penetration, partially offset by improved margins at Schuh and Genesco Brands.

Selling and administrative expense for the third quarter this year increased 190 basis points as a percentage of sales compared with last year. Adjusted selling and administrative expense for the third quarter this year also increased 190 basis points as a percentage of sales compared with last year. The increase as a percentage of sales compared to Fiscal 2023 reflects the deleverage of expenses, especially compensation, marketing and depreciation expenses, as a result of decreased revenue in the third quarter of Fiscal 2024. In absolute dollars, selling and administrative expenses were flat for the third quarter this year compared to last year.

Genesco’s GAAP operating income for the third quarter was $10.9 million, or 1.9% of sales this year, compared with $26.1 million, or 4.3% of sales in the third quarter last year. Adjusted for the Excluded Items in all periods, operating income for the third quarter was $11.0 million this year compared to $26.3 million last year. Adjusted operating margin was 1.9% of sales in the third quarter of Fiscal 2024 and 4.4% in the third quarter last year.

The effective tax rate for the quarter was 22.5% in Fiscal 2024 compared to 18.7% in the third quarter last year. The adjusted tax rate, reflecting Excluded Items, was 27.8% in Fiscal 2024 compared to 19.6% in the third quarter last year. The higher adjusted tax rate for the third quarter this year compared to the third quarter last year primarily reflects that we are no longer subject to a valuation allowance in certain jurisdictions.

GAAP earnings from continuing operations were $6.6 million in the third quarter of Fiscal 2024 compared to $20.4 million in the third quarter last year. Adjusted for the Excluded Items in all periods, third quarter earnings from continuing operations were $6.2 million, or $0.57 per share, in Fiscal 2024, compared to $20.4 million, or $1.65 per share, in the third quarter last year.

Cash, Borrowings and Inventory

Cash as of October 28, 2023 was $21.7 million, compared with $32.1 million as of October 29, 2022. Total debt at the end of the third quarter of Fiscal 2024 was $128.2 million compared with $89.4 million at the end of last year’s third quarter. Inventories decreased 8% on a year over year basis reflecting decreased inventory for Journeys and Johnston & Murphy, partially offset by an increase at Schuh.

Capital Expenditures and Store Activity

For the third quarter this year, capital expenditures were $15 million, related primarily to retail stores and digital and omnichannel initiatives. Depreciation and amortization was $12 million. During the quarter, the Company opened five stores and closed 20 stores. The Company ended the quarter with 1,360 stores compared with 1,404 stores at the end of the third quarter last year, or a decrease of 3%. Square footage was down 1% on a year-over-year basis.

Share Repurchases

The Company did not repurchase any shares during the third quarter of Fiscal 2024. The Company currently has $52.1 million remaining on its expanded share repurchase authorization announced in June 2023.

Store Closing and Cost Savings Update

•
The Company remains on track to close approximately 100 Journeys stores in Fiscal 2024
•
The Company continues to anticipate up to $40 million in cost reductions by the end of Fiscal 2025

Revised Fiscal 2024 EPS Outlook

For Fiscal 2024, the Company:

•
Now expects sales to be down 1% to 2%, or down 2% to 3% excluding the 53rd week this year, compared to Fiscal 2023
•
Now expects adjusted diluted earnings per share from continuing operations in the range of $1.50 to $2.00, with an expectation that EPS will be near the mid-point of the range 2
•
Guidance assumes no further share repurchases and a tax rate of 24%

Conference Call, Management Commentary and Investor Presentation

The Company has posted detailed financial commentary and a supplemental financial presentation of third quarter results on its website, www.genesco.com, in the investor relations section. The Company's live conference call on December 1, 2023, at 7:30 a.m. (Central time), may be accessed through the Company's website, www.genesco.com. To listen live, please go to the website at least 15 minutes early to register, download and install any necessary software.

__________________________

2A reconciliation of the adjusted financial measures cited in the guidance to their corresponding measures as reported pursuant to GAAP is included in Schedule B to this press release.

Safe Harbor Statement

This release contains forward-looking statements, including those regarding future sales, earnings, operating income, gross margins, expenses, capital expenditures, depreciation and amortization, tax rates, store openings and closures, cost reductions, ESG progress and all other statements not addressing solely historical facts or present conditions. Forward-looking statements are usually identified by or are associated with such words as “intend,” “expect,” “feel,” “believe,” “anticipate,” “optimistic,” “confident” and similar terminology. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences. These include adjustments to projections reflected in forward-looking statements, including those resulting from weakness in store and shopping mall traffic, restrictions on operations imposed by government entities and/or landlords, changes in public safety and health requirements, and limitations on the Company’s ability to adequately staff and operate stores. Differences from expectations could also result from store closures and effects on the business as a result of civil disturbances; the level and timing of promotional activity necessary to maintain inventories at appropriate levels; our ability to pass on price increases to our customers; the imposition of tariffs on product imported by the Company or its vendors as well as the ability and costs to move production of products in response to tariffs; the Company’s ability to obtain from suppliers products that are in-demand on a timely basis and effectively manage disruptions in product supply or distribution, including disruptions as a result of pandemics or geopolitical events; unfavorable trends in fuel costs, foreign exchange rates, foreign labor and material costs, and other factors affecting the cost of products; our ability to renew our license agreements; impacts of the Russia-Ukraine war, and other sources of market weakness in the U.K. and Republic of Ireland; the effectiveness of the Company's omnichannel initiatives; costs associated with changes in minimum wage and overtime requirements; wage pressure in the U.S. and the U.K.; weakness in the consumer economy and retail industry; competition and fashion trends in the Company's markets; risks related to the potential for terrorist events; risks related to public health and safety events; changes in buying patterns by significant wholesale customers; retained liabilities associated with divestitures of businesses including potential liabilities under leases as the prior tenant or as a guarantor; and changes in the timing of holidays or in the onset of seasonal weather affecting period-to-period sales comparisons. Additional factors that could cause differences from expectations include the ability to secure allocations to refine product assortments to address consumer demand; the ability to renew leases in existing stores and control or lower occupancy costs, to open or close stores in the number and on the planned schedule, and to conduct required remodeling or refurbishment on schedule and at expected expense levels; the Company’s ability to realize anticipated cost savings, including rent savings; the amount and timing of share repurchases; the Company’s ability to achieve expected digital gains and gain market share; deterioration in the performance of individual businesses or of the Company's market value relative to its book value, resulting in impairments of fixed assets, operating lease right of use assets or intangible assets or other adverse financial consequences and the timing and amount of such impairments or other consequences; unexpected changes to the market for the Company's shares or for the retail sector in general; our ability to meet our sustainability, stewardship, emission and diversity, equity and inclusion related ESG projections, goals and commitments; costs and reputational harm as a result of disruptions in the Company’s business or information technology systems either by security breaches and incidents or by potential problems associated with the implementation of new or upgraded systems; the Company’s ability to realize any anticipated tax benefits in both the amount and timeframe anticipated; and the cost and outcome of litigation, investigations, environmental matters and other disputes involving the Company. Additional factors are cited in the "Risk Factors," "Legal Proceedings" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of, and elsewhere in, the Company’s SEC filings, copies of which may be obtained from the SEC website, www.sec.gov, or by contacting the investor relations department of Genesco via the Company’s website, www.genesco.com. Many of the factors that will determine the outcome of the subject matter of this release are beyond Genesco's ability to control or predict. Genesco undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.

About Genesco Inc.

Genesco Inc. (NYSE: GCO) is a footwear focused company with distinctively positioned retail and lifestyle brands and proven omnichannel capabilities offering customers the footwear they desire in engaging shopping environments, including approximately 1,350 retail stores and branded e-commerce websites. Its Journeys, Little Burgundy and Schuh brands serve teens, kids and young adults with on-trend fashion footwear that inspires youth culture in the U.S., Canada and the U.K. Johnston & Murphy serves the successful, affluent man and woman with premium footwear, apparel and accessories in the U.S. and Canada, and Genesco Brands Group sells branded lifestyle footwear to leading retailers under licensed brands including Levi’s, Dockers and G.H. Bass. Founded in 1924, Genesco is based in Nashville, Tennessee. For more information on Genesco and its operating divisions, please visit www.genesco.com.

Genesco Financial Contact Genesco Media Contact

Thomas A. George Claire S. McCall

(615) 367-7465 (615) 367-8283

tgeorge@genesco.com cmccall@genesco.com

Darryl MacQuarrie

(615) 367-7672

dmacquarrie@genesco.com

GENESCO INC.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Quarter 3		Quarter 3
	October 28, 2023	% of Net Sales	October 29, 2022	% of Net Sales
Net sales	$579,315	100.0%	$603,788	100.0%
Cost of sales	300,890	51.9%	309,981	51.3%
Gross margin	278,425	48.1%	293,807	48.7%
Selling and administrative expenses	267,474	46.2%	267,734	44.3%
Asset impairments and other, net	99	0.0%	—	0.0%
Operating income	10,852	1.9%	26,073	4.3%
Other components of net periodic benefit cost	148	0.0%	50	0.0%
Interest expense, net	2,207	0.4%	906	0.2%
Earnings from continuing operations before income taxes	8,497	1.5%	25,117	4.2%
Income tax expense	1,908	0.3%	4,693	0.8%
Earnings from continuing operations	6,589	1.1%	20,424	3.4%
Loss from discontinued operations, net of tax	(50)	0.0%	(48)	0.0%
Net Earnings	$6,539	1.1%	$20,376	3.4%
Basic earnings per share:
Before discontinued operations	$0.60		$1.68
Net earnings	$0.60		$1.68
Diluted earnings per share:
Before discontinued operations	$0.60		$1.66
Net earnings	$0.60		$1.65
Weighted-average shares outstanding:
Basic	10,898		12,138
Diluted	10,972		12,326

GENESCO INC.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Nine Months Ended		Nine Months Ended
	October 28, 2023	% of Net Sales	October 29, 2022	% of Net Sales
Net sales	$1,585,674	100.0%	$1,659,868	100.0%
Cost of sales	828,921	52.3%	860,303	51.8%
Gross margin	756,753	47.7%	799,565	48.2%
Selling and administrative expenses	778,491	49.1%	756,318	45.6%
Goodwill impairment	28,453	1.8%	—	0.0%
Asset impairments and other, net	581	0.0%	(154)	0.0%
Operating income (loss)	(50,772)	-3.2%	43,401	2.6%
Other components of net periodic benefit cost	388	0.0%	198	0.0%
Interest expense, net	6,241	0.4%	1,608	0.1%
Earnings (loss) from continuing operations before income taxes	(57,401)	-3.6%	41,595	2.5%
Income tax expense (benefit)	(13,483)	-0.9%	8,551	0.5%
Earnings (loss) from continuing operations	(43,918)	-2.8%	33,044	2.0%
Loss from discontinued operations, net of tax	(98)	0.0%	(78)	0.0%
Net Earnings (loss)	$(44,016)	-2.8%	$32,966	2.0%
Basic earnings (loss) per share:
Before discontinued operations	$(3.87)		$2.61
Net earnings (loss)	$(3.88)		$2.61
Diluted earnings (loss) per share:
Before discontinued operations	$(3.87)		$2.56
Net earnings (loss)	$(3.88)		$2.56
Weighted-average shares outstanding:
Basic	11,353		12,637
Diluted	11,353		12,901

GENESCO INC.

Sales/Earnings Summary by Segment

(in thousands)

(Unaudited)

	Quarter 3		Quarter 3
	October 28, 2023	% of Net Sales	October 29, 2022	% of Net Sales
Sales:
Journeys Group	$349,367	60.3%	$380,619	63.0%
Schuh Group	118,129	20.4%	104,809	17.4%
Johnston & Murphy Group	81,411	14.1%	79,614	13.2%
Genesco Brands Group	30,408	5.2%	38,746	6.4%
Net Sales	$579,315	100.0%	$603,788	100.0%
Operating Income (Loss):
Journeys Group	$11,975	3.4%	$27,083	7.1%
Schuh Group	5,484	4.6%	5,912	5.6%
Johnston & Murphy Group	2,706	3.3%	3,494	4.4%
Genesco Brands Group	(1,560)	-5.1%	(1,927)	-5.0%
Corporate and Other(1)	(7,753)	-1.3%	(8,489)	-1.4%
Operating income	10,852	1.9%	26,073	4.3%
Other components of net periodic benefit cost	148	0.0%	50	0.0%
Interest, net	2,207	0.4%	906	0.2%
Earnings from continuing operations before income taxes	8,497	1.5%	25,117	4.2%
Income tax expense	1,908	0.3%	4,693	0.8%
Earnings from continuing operations	6,589	1.1%	20,424	3.4%
Loss from discontinued operations, net of tax	(50)	0.0%	(48)	0.0%
Net Earnings	$6,539	1.1%	$20,376	3.4%

(1)
Includes a $0.1 million charge in the third quarter of Fiscal 2024 for asset impairments.

GENESCO INC.

Sales/Earnings Summary by Segment

(in thousands)

(Unaudited)

	Nine Months Ended		Nine Months Ended
	October 28, 2023	% of Net Sales	October 29, 2022	% of Net Sales
Sales:
Journeys Group	$908,832	57.3%	$1,016,396	61.2%
Schuh Group	334,033	21.1%	294,486	17.7%
Johnston & Murphy Group	241,823	15.3%	225,448	13.6%
Genesco Brands Group	100,986	6.4%	123,538	7.4%
Net Sales	$1,585,674	100.0%	$1,659,868	100.0%
Operating Income (Loss):
Journeys Group	$(21,265)	-2.3%	$51,235	5.0%
Schuh Group	12,110	3.6%	5,260	1.8%
Johnston & Murphy Group	10,178	4.2%	7,256	3.2%
Genesco Brands Group	259	0.3%	2,551	2.1%
Corporate and Other(1)	(23,601)	-1.5%	(22,901)	-1.4%
Goodwill Impairment	(28,453)	-1.8%	—	0.0%
Operating income (loss)	(50,772)	-3.2%	43,401	2.6%
Other components of net periodic benefit cost	388	0.0%	198	0.0%
Interest, net	6,241	0.4%	1,608	0.1%
Earnings (loss) from continuing operations before income taxes	(57,401)	-3.6%	41,595	2.5%
Income tax expense (benefit)	(13,483)	-0.9%	8,551	0.5%
Earnings (loss) from continuing operations	(43,918)	-2.8%	33,044	2.0%
Loss from discontinued operations, net of tax	(98)	0.0%	(78)	0.0%
Net Earnings (Loss)	$(44,016)	-2.8%	$32,966	2.0%

(1)
Includes a $0.6 million charge in the first nine months of Fiscal 2024 for asset impairments. Includes a $0.2 million gain in the first nine months of Fiscal 2023 which includes a $0.7 million gain on the termination of the pension plan, partially offset by $0.5 million for asset impairments.

GENESCO INC.

Condensed Consolidated Balance Sheets

(in thousands)

(Unaudited)

	October 28, 2023	October 29, 2022
Assets
Cash	$21,691	$32,113
Accounts receivable	56,934	48,670
Inventories	516,735	563,490
Other current assets(1)	43,350	37,575
Total current assets	638,710	681,848
Property and equipment	245,009	221,207
Operating lease right of use assets	459,524	483,403
Goodwill and other intangibles	35,725	64,111
Non-current prepaid income taxes	55,632	52,319
Other non-current assets	58,331	34,105
Total Assets	$1,492,931	$1,536,993

Liabilities and Equity
Accounts payable	$186,683	$223,404
Current portion long-term debt	—	3,484
Current portion operating lease liabilities	134,850	136,294
Other current liabilities	75,631	82,193
Total current liabilities	397,164	445,375
Long-term debt	128,163	85,904
Long-term operating lease liabilities	387,347	413,096
Other long-term liabilities	43,299	33,275
Equity	536,958	559,343
Total Liabilities and Equity	$1,492,931	$1,536,993

(1) Includes prepaid income taxes of $18.0 million and $13.3 million at October 28, 2023 and October 29, 2022, respectively.

GENESCO INC.

Store Count Activity

	Balance 01/29/22	Open	Close	Balance 01/28/23	Open	Close	Balance 10/28/23
Journeys Group	1,135	22	27	1,130	24	74	1,080
Schuh Group	123	4	5	122	2	0	124
Johnston & Murphy Group	167	2	11	158	1	3	156
Total Retail Stores	1,425	28	43	1,410	27	77	1,360

GENESCO INC.

Store Count Activity

	Balance 07/29/23	Open	Close	Balance 10/28/23
Journeys Group	1,095	5	20	1,080
Schuh Group	124	0	0	124
Johnston & Murphy Group	156	0	0	156
Total Retail Stores	1,375	5	20	1,360

GENESCO INC.

Comparable Sales(1)

	Quarter 3		Nine Months
	October 28, 2023	October 29, 2022	October 28, 2023	October 29, 2022
Journeys Group	-8%	1%	-10%	NA
Schuh Group	5%	3%	11%	NA
Johnston & Murphy Group	1%	20%	10%	NA
Total Comparable Sales	-4%	3%	-4%	NA
Same Store Sales	-7%	2%	-7%	NA
Comparable Direct Sales	8%	6%	10%	-9%

(1)
As a result of store closures in response to the COVID-19 pandemic during the first quarter of Fiscal 2022, and the Company's policy of removing any store closed for seven consecutive days from comparable sales, the Company did not include comparable sales for the first nine months of Fiscal 2023, except for comparable direct sales, as it felt that overall sales was a more meaningful metric last year.

Schedule B

Genesco Inc.

Adjustments to Reported Earnings from Continuing Operations

Three Months Ended October 28, 2023 and October 29, 2022

The Company believes that disclosure of earnings and earnings per share from continuing operations and operating income adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

	Quarter 3			Quarter 3
	October 28, 2023			October 29, 2022
In Thousands (except per share amounts)	Pretax	Net of Tax	Per Share Amounts	Pretax	Net of Tax	Per Share Amounts
Earnings from continuing operations, as reported		$6,589	$0.60		$20,424	$1.66
Asset impairments and other adjustments:
Asset impairment charges	$99	79	0.01	$—	(3)	0.00
Fees related to shareholder activist	—	—	0.00	—	(2)	0.00
Expenses related to new HQ building	—	—	0.00	257	200	0.01
Total asset impairments and other adjustments	$99	79	0.01	$257	195	0.01
Income tax expense adjustments:
Tax impact share based awards		48	0.00		28	0.00
Other tax items		(509)	(0.04)		(251)	(0.02)
Total income tax expense adjustments		(461)	(0.04)		(223)	(0.02)
Adjusted earnings from continuing operations (1) and (2)		$6,207	$0.57		$20,396	$1.65

(1)
The adjusted tax rate for the third quarter of Fiscal 2024 and 2023 is 27.8% and 19.6%, respectively.

(2)
EPS reflects 11.0 million and 12.3 million share count for the third quarter of Fiscal 2024 and 2023, respectively, which includes common stock equivalents in both periods.

Schedule B

Genesco Inc.

Adjustments to Reported Operating Income and Selling and Administrative Expenses

Three Months Ended October 28, 2023 and October 29, 2022

	Quarter 3 - October 28, 2023
In Thousands	Operating Income (Loss)	Asset Impair & Other Adj	Adj Operating Income (Loss)
Journeys Group	$11,975	$—	$11,975
Schuh Group	5,484	—	5,484
Johnston & Murphy Group	2,706	—	2,706
Genesco Brands Group	(1,560)	—	(1,560)
Corporate and Other	(7,753)	99	(7,654)
Total Operating Income	$10,852	$99	$10,951
% of sales	1.9%		1.9%

	Quarter 3 - October 29, 2022
In Thousands	Operating Income (Loss)	Asset Impair & Other Adj	Adj Operating Income (Loss)
Journeys Group	$27,083	$—	$27,083
Schuh Group	5,912	—	5,912
Johnston & Murphy Group	3,494	—	3,494
Genesco Brands Group	(1,927)	—	(1,927)
Corporate and Other	(8,489)	257	(8,232)
Total Operating Income	$26,073	$257	$26,330
% of sales	4.3%		4.4%

	Quarter 3
In Thousands	October 28, 2023	October 29, 2022
Selling and administrative expenses, as reported	$267,474	$267,734

Expenses related to new HQ building	—	(257)
Total adjustments	—	(257)
Adjusted selling and administrative expenses	267,474	267,477
% of sales	46.2%	44.3%

Schedule B

Genesco Inc.

Adjustments to Reported Earnings (Loss) from Continuing Operations

Nine Months Ended October 28, 2023 and October 29, 2022

The Company believes that disclosure of earnings (loss) and earnings (loss) per share from continuing operations and operating income (loss) adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

	Nine Months			Nine Months
	October 28, 2023			October 29, 2022
In Thousands (except per share amounts)	Pretax	Net of Tax	Per Share Amounts	Pretax	Net of Tax	Per Share Amounts
Earnings (loss) from continuing operations, as reported		$(43,918)	$(3.87)		$33,044	$2.56
Asset impairments and other adjustments:
Asset impairment charges	$581	446	0.04	$541	454	0.04
Goodwill impairment charge	28,453	21,858	1.93	—	—	0.00
Gain on pension termination	—	—	0.00	(695)	(520)	(0.04)
Expenses related to new HQ building	—	—	0.00	2,545	1,905	0.15
Total asset impairments and other adjustments	$29,034	22,304	1.97	$2,391	1,839	0.15
Income tax expense adjustments:
Tax impact share based awards		1,059	0.09		(635)	(0.05)
Other tax items		(1,578)	(0.14)		(250)	(0.02)
Total income tax expense adjustments		(519)	(0.05)		(885)	(0.07)
Adjusted earnings (loss) from continuing operations (1) and (2)		$(22,133)	$(1.95)		$33,998	$2.64

(1)
The adjusted tax rate for the first nine months of Fiscal 2024 and 2023 is 22.0% and 22.7%, respectively.

(2)
EPS reflects 11.4 million and 12.9 million share count for the first nine months of Fiscal 2024 and 2023, respectively, which includes common stock equivalents in the first nine months last year but not in this year due to the loss from continuing operations.

Schedule B

Genesco Inc.

Adjustments to Reported Operating Income (Loss) and Selling and Administrative Expenses

Nine Months Ended October 28, 2023 and October 29, 2022

	Nine Months October 28, 2023
In Thousands	Operating Income (Loss)	Asset Impair & Other Adj	Adj Operating Income (Loss)
Journeys Group	$(21,265)	$—	$(21,265)
Schuh Group	12,110	—	12,110
Johnston & Murphy Group	10,178	—	10,178
Genesco Brands Group	259	—	259
Goodwill Impairment	(28,453)	28,453	—
Corporate and Other	(23,601)	581	(23,020)
Total Operating Loss	$(50,772)	$29,034	$(21,738)
% of sales	-3.2%		-1.4%

	Nine Months October 29, 2022
In Thousands	Operating Income (Loss)	Asset Impair & Other Adj	Adj Operating Income (Loss)
Journeys Group	$51,235	$—	$51,235
Schuh Group	5,260	—	5,260
Johnston & Murphy Group	7,256	—	7,256
Genesco Brands Group	2,551	—	2,551
Corporate and Other	(22,901)	2,391	(20,510)
Total Operating Income	$43,401	$2,391	$45,792
% of sales	2.6%		2.8%

	Nine Months
In Thousands	October 28, 2023	October 29, 2022
Selling and administrative expenses, as reported	$778,491	$756,318

Expenses related to new HQ building	—	(2,545)
Total adjustments	—	(2,545)
Adjusted selling and administrative expenses	778,491	753,773
% of sales	49.1%	45.4%

Schedule B

Genesco Inc.

Adjustments to Forecasted Earnings (Loss) from Continuing Operations

Fiscal Year Ending February 3, 2024

In millions (except per share amounts)	High Guidance Fiscal 2024		Low Guidance Fiscal 2024
	Net of Tax	Per Share	Net of Tax	Per Share
Forecasted earnings (loss) from continuing operations	$(0.7)	$(0.06)	$(6.8)	$(0.60)
Asset impairments and other adjustments:
Asset impairments and other matters	1.5	0.13	1.9	0.17
Goodwill impairment	21.9	1.93	21.9	1.93
Total asset impairments and other adjustments (1)	23.4	2.06	23.8	2.10
Adjusted forecasted earnings from continuing operations (2)	$22.7	$2.00	$17.0	$1.50

(1)
All adjustments are net of tax where applicable. The forecasted tax rate for Fiscal 2024 is approximately 24%.

(2)
EPS reflects 11.4 million share count for Fiscal 2024 which includes common stock equivalents.

This reconciliation reflects estimates and current expectations of future results. Actual results may vary materially from these expectations and estimates, for reasons including those included in the discussion of forward-looking statements elsewhere in this release. The Company disclaims any obligation to update such expectations and estimates.